Amendment No. 1 dated September 27, 2012† to Pricing Supplement dated September 13, 2012 (To Prospectus dated January 11, 2012 and Product Supplement dated January 13, 2012)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-178960

UBS AG Phoenix Autocallable Notes

UBS AG $1,000,000 linked to a Brent Crude Oil Futures Contract due September 18, 2013

Investment Description

UBS AG Phoenix Autocallable Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS”) linked to the performance of a Brent Crude Oil futures contract (the “underlying asset”) as traded on IntercontinentalExchange’s ICE Futures Europe (“ICE”). UBS will pay a quarterly contingent interest payment plus any previously unpaid contingent interest payment if the settlement price of the underlying asset on the applicable review date is equal to or greater than the interest barrier. If the settlement price of the underlying asset on the applicable review date is less than the interest barrier, no interest will be paid to you on the related interest payment date. UBS will automatically call the Notes early if the settlement price of the underlying asset on any review date is equal to or greater than the initial price. If the Notes are called, UBS will pay you the principal amount of your Notes plus the contingent interest payment for that quarter and any previously unpaid contingent interest payment. After an automatic call, and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the final price of the underlying asset is equal to or greater than the trigger level (which is the same price as the interest barrier), UBS will pay you a cash payment at maturity equal to the principal amount of your Notes plus the contingent interest payment for the final quarter and any previously unpaid contingent interest payment. If the final price of the underlying asset is less than the trigger level, UBS will pay you less than the full principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative performance of the underlying asset over the term of the Notes and you may lose up to 100% of your initial investment. Investing in the Notes involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑

Contingent Interest Payments — UBS will pay a quarterly contingent interest payment plus any previously unpaid contingent interest payment if the settlement price of the underlying asset on the applicable review date is equal to or greater than the interest barrier. If the settlement price of the underlying asset on the applicable review date is less than the interest barrier no interest will be paid on the related interest payment date.

❑

Automatically Callable — UBS will automatically call the Notes and pay you the principal amount of your Notes plus the contingent interest payment otherwise due for that quarter and any previously unpaid contingent interest payments for previous quarters if the settlement price of the underlying asset on any quarterly review date is greater than or equal to the initial price. If the Notes are not called, investors will have the potential for downside market risk at maturity. If the Notes are called, you not receive any further payments under the Notes.

❑

Contingent Repayment of Principal Amount at Maturity — If by maturity the Notes have not been called and the price of the underlying asset does not close below the trigger level on the valuation date, UBS will repay your principal amount per Note at maturity. If the price of the underlying asset closes below the trigger level on the valuation date, UBS will repay less than the principal amount, if anything, resulting in a loss on your investment that is proportionate to the decline in the price of the underlying asset from the trade date to the valuation date. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	September 13, 2012
Settlement Date	September 18, 2012
Review Dates*	Quarterly (see page 4)
Valuation Date*	September 13, 2013
Maturity Date*	September 18, 2013

*	Subject to postponement in the event of a market disruption event as described in “Market Disruption Events” on page 16 of this pricing supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. UBS IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING ASSET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 9 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-15 OF THE PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering

These terms relate to the Notes linked to the performance of a Brent Crude Oil futures contract.

Underlying Asset	Contingent Interest Rate	Initial Price	Trigger Level	Interest Barrier	CUSIP	ISIN
ICE-Traded Brent Crude Oil futures contracts	8.50% per annum	$115.88	$75.32, which is 65% of the Initial Price	$75.32, which is 65% of the Initial Price	902674LL2	US902674LL20

See “Additional Information about UBS and the Notes” on page 2. The Notes will have the terms set forth in the accompanying product supplement, the accompanying currency and commodity supplement, the accompanying prospectus and this pricing supplement.

†	This amended pricing supplement supersedes in its entirety the related pricing supplement dated September 13, 2012 for the Notes. We refer to this amended pricing supplement as the pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS and are not FDIC insured.

Offering of Notes	Issue Price to Public		Underwriting Discount(1)(2)		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to a Brent Crude Oil Futures Contract	$1,000,000.00	$1,000.00	$10,000.00	$10.00	$990,000.00	$990.00
(1)	Certain fiduciary accounts will pay a purchase price of $990.00 per $1,000.00 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any fees.

(2)	JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates, acting as placement agents for the Notes, will receive a fee from the Issuer of $10.00 per $1,000 principal amount of the Notes, but will forgo any fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents received from sales to accounts other than such fiduciary accounts.

J.P. Morgan Securities LLC Amended Pricing Supplement dated September 27, 2012	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes and a currency and commodity supplement for the various securities we may offer, including the Notes), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement dated January 13, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512011545/d282615d424b2.htm

♦	Currency and commodity supplement dated January 11, 2012

http://www.sec.gov/Archives/edgar/data/1114446/000119312512009002/d279580d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Phoenix Autocallable Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “product supplement” mean the UBS product supplement titled “Medium Term Notes Linked to a Currency or Commodity or a Basket Comprised of Currencies or Commodities,” dated January 13, 2012, references to the “currency and commodity supplement” mean the UBS Currency and Commodity Supplement Debt Securities and Warrants, dated January 11, 2012, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 9 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisers before deciding to invest in the Notes.

This amended and restated pricing supplement amends and restates and supersedes the pricing supplement related hereto dated September 13, 2012 in its entirety.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying asset.

♦	You believe the settlement price of the underlying asset will be equal to or greater than the interest barrier on the specified review dates (including the valuation date).

♦

You understand and accept that you will not participate in any appreciation in the price of the underlying asset and that your potential return is limited to the contingent interest payments specified in this pricing supplement.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations in the settlement price of the underlying asset.

♦	You are willing to invest in the Notes based on the contingent interest rate of 8.50% per annum.

♦	You do not seek current income from this investment.

♦

You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the Notes.

♦	You fully understand the risks associated with commodity futures contracts generally, and oil futures contracts specifically.

♦

You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying asset.

♦

You believe that the settlement price of the underlying asset will decline during the term of the Notes and is likely to close below the interest barrier on the specified review dates and below the trigger level on the valuation date.

♦	You seek an investment that participates in the full appreciation in the settlement price of the underlying asset or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations in the settlement price of the underlying asset.

♦	You are unwilling to invest in the Notes based on the contingent interest rate of 8.50% per annum.

♦	You seek current income from this investment.

♦

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market for the Notes.

♦	You do not fully understand the risks associated with commodity futures contracts generally, and oil futures contracts specifically.

♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 9 of this pricing supplement for risks related to an investment in the Notes.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000 per Note
Term	Approximately 1 year, unless called earlier.
Underlying Asset	The Notes are linked to the official settlement price per barrel of Brent Crude Oil on the IntercontinentalExchange’s ICE Future Europe (“ICE”) of the first nearby month futures contract stated in U.S. dollars, as made public by the ICE (Bloomberg Ticker CO1 <Comdty>), provided that if such date falls within the notice period for delivery of Brent Crude Oil under such futures contract or on the last trading day of such futures contract, then the second nearby month futures contract (Bloomberg Ticker: “CO2” <Comdty>) will be used.
Review Dates	December 13, 2012, March 13, 2013, June 13, 2013 and September 13, 2013 (the valuation date). As scheduled, the relevant futures contract related to each review date will be the first nearby month futures contract stated in U.S. dollars, as made public by the ICE (Bloomberg Ticker CO1 <Comdty>), provided that if such date falls within the notice period for delivery of Brent Crude Oil under such futures contract or on the last trading day of such futures contract, then the second nearby month futures contract (Bloomberg Ticker: “CO2” <Comdty>) will be used. Review dates may be postponed upon the occurrence of a Market Disruption Event as described in “Market Disruption Events” on page 16 of this pricing supplement.
Contingent Interest Payment

If the settlement price of the underlying asset is equal to or greater than the interest barrier on any review date, UBS will pay you the contingent interest payment applicable to such review date plus any unpaid contingent interest payment from any previous review date.

If the settlement price of the underlying asset is less than the interest barrier on any review date, UBS will not make any payment to you on the relevant interest payment date.

If a contingent interest payment is not made on an interest payment date because the settlement price of the underlying asset is less than the interest barrier on the related review date, such contingent interest payment will be made on a later interest payment date if the settlement price of the underlying asset is equal to or above the interest barrier on the corresponding review date. If the settlement price of the underlying asset is less than the interest barrier on each of the review dates, you will receive no contingent interest payments under the Notes.

The contingent interest payment will be a fixed amount based upon equal quarterly installments at the contingent interest rate, which is a per annum rate. The table below sets forth each review date, interest payment date and corresponding contingent interest payment. The table below reflects a contingent interest payment rate of 8.50% per annum for Notes linked to Brent Crude Oil. Amounts in the table below may have been rounded for ease of analysis.

Brent Crude Oil
Review Dates	Interest Payment Dates	Contingent Interest Payment (per Note)
December 13, 2012	December 18, 2012	$21.25
March 13, 2013	March 18, 2013	$21.25
June 13, 2013	June 18, 2013	$21.25
September 13, 2013 (Valuation Date)	September 18, 2013	$21.25

Contingent interest payments on the Notes are not guaranteed. UBS will not pay you any contingent interest payments if the settlement price of the underlying asset is below the interest barrier on each of the review dates.
Contingent Interest Rate	The contingent interest payment rate is 8.50% per annum for Notes linked to a Brent Crude Oil Futures Contract.
Automatic Call Feature

The Notes will be called automatically if the settlement price of the underlying asset on any review date is equal to or greater than the initial price.

If the Notes are called on any review date, UBS will pay you on the corresponding interest payment date (which will be the “call settlement date”) a cash payment per Note equal to your principal amount plus the contingent interest payment otherwise due on such date and any unpaid contingent interest payment from any previous review date pursuant to the contingent interest payment feature. No further amounts will be owed to you under the Notes.

Payment at Maturity (per Note)

If the Notes are not called and the final price is equal to or greater than the trigger level and interest barrier, UBS will pay you a cash payment per Note on the maturity date equal to $1,000 plus the contingent interest payment otherwise due on the maturity date and any unpaid contingent interest payment from previous review date(s).

If the Notes are not called and the final price is less than the trigger level, UBS will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative underlying return, for an amount equal to:

$1,000 + ($1,000 × Underlying Return)

Underlying Return	Final Price – Initial Price Initial Price
Trigger Level	$75.32, which is 65% of the initial price
Interest Barrier	$75.32, which is 65% of the initial price
Initial Price	$115.88, which is the settlement price of the underlying asset as quoted on the ICE on the trade date determined with reference to the November 2012 Brent Crude Oil futures contract (Bloomberg Ticker CO1 <Comdty>), which is set to expire in October 2012.
Final Price	The official settlement price per barrel of Brent Crude Oil on the ICE on the valuation date of the first nearby month futures contract, stated in U.S. dollars, as made public by the ICE (Bloomberg Ticker CO1 <Comdty>), provided that if such date falls within the notice period for delivery of Brent Crude Oil under such futures contract or on the last trading day of such futures contract, then the second nearby month futures contract (Bloomberg Ticker: “CO2” <Comdty>) will be used. The expected valuation date would result in the final price being determined by reference to the November 2013 Brent Crude Oil futures contract, which is set to expire in October 2013.
Valuation Date	September 13, 2013, unless the calculation agent determines that a market disruption event (as set forth under “Market Disruption Events” on page 16 of this pricing supplement) has occurred or is continuing with respect to the underlying asset on any such day. In the case of a market disruption event, or if the valuation date is not a business day for the underlying asset, the valuation date for the underlying asset will be the first following business day on which the calculation agent determines that a market disruption event does not occur and/or is not continuing with respect to the underlying asset. In no event however, will the valuation date for the underlying asset be postponed by more than 10 business days. See “Market Disruption Events” on page 16 of this pricing supplement.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade Date	The initial price of the underlying asset is observed, and the trigger level and interest barrier are determined.
¯
Quarterly

If the settlement price of the underlying asset is equal to or greater than the interest barrier on any review date, UBS will pay you a contingent interest payment on the applicable interest payment date plus any unpaid contingent interest payment from any previous review date.

The Notes will be called if the settlement price of the underlying asset on any review date is equal to or greater than the initial price. If the Notes are called UBS will pay you a cash payment per Note equal to $1,000 plus the contingent interest payment otherwise due on such date and any unpaid contingent interest payment from any previous review date.

¯
Maturity Date

The final price of the underlying asset is observed on the valuation date.

If the Notes have not been called and the final price is equal to or greater than the trigger level (and the interest barrier), UBS will repay the principal amount equal to $1,000 per Note plus the contingent interest payment otherwise due on the maturity date and any unpaid contingent interest payment from any previous review date.

If the Notes have not been called and the final price is less than the trigger level, UBS will repay less than the principal amount, if anything, resulting in a loss on your investment proportionate to the decline of the underlying asset, for an amount equal to:

$1,000 + ($1,000 × Underlying Return)

per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Hypothetical Examples of How the Notes Might Perform

The examples below illustrate the payment upon a call or at maturity for a $1,000.00 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$1,000.00
Term:	Approximately 1 year
Initial Price:	$115.88
Contingent Interest Payment Rate:	8.50% per annum (or 2.125% per quarter)
Contingent Interest Payment:	$21.25 per quarter
Review Dates:	Quarterly
Trigger Level:	$75.32 (which is 65% of the Initial Price)
Interest Barrier:	$75.32 (which is 65% of the Initial Price)

Example 1 — Notes are Called on the First Review Date

Date	Settlement Price	Payment (per Note)
First Review Date	$117.00 (at or above Initial Price)	$1,021.25 (Settlement Amount)
	Total Payment:	$1,021.25 (2.125% return)

Since the Notes are called on the first review date, UBS will pay you on the call settlement date a total of $1,021.25 per Note reflecting your principal amount plus the contingent interest payment applicable to that review date for a 2.125% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — Notes are Called on the Third Review Date

Date	Settlement Price	Payment (per Note)
First Review Date	$70.00 (below Interest Barrier)	$0.00
Second Review Date	$90.00 (at or above Interest Barrier; below Initial Price)	$42.50 (Contingent Interest Payment plus the previously unpaid Contingent Interest Payment)
Third Review Date	$120.00 (at or above Initial Price)	$1,021.25 (Settlement Amount)
	Total Payment:	$1,063.75 (6.375% return)

Since the Notes are called on the third review date, UBS will pay you on the call settlement date a total of $1,021.25 per Note, reflecting your principal amount plus the contingent interest payment applicable to that review date. When added to the contingent interest payments of $42.50 received in respect of prior review dates, UBS will have paid you a total of $1,063.75 per Note for a 6.375% total return on the Notes. No further amount will be owed to you under the Notes.

Example 3 — Notes are NOT Called and the Final Price of the Underlying Asset is at or above the Trigger Level

Date	Settlement Price	Payment (per Note)
First Review Date	$89.00 (at or above Interest Barrier; below Initial Price)	$21.25 (Contingent Interest Payment)
Second Review Date	$70.00 (below Interest Barrier)	$0.00
Third Review Date	$65.00 (below Interest Barrier)	$0.00
Valuation Date	$89.50 (at or above Trigger Level and Interest Barrier; below Initial Price)	$1,063.75 (Payment at Maturity)
	Total Payment:	$1,085.00 (8.500% return)

At maturity, UBS will pay you a total of $1,063.75 per Note, reflecting your principal amount plus the contingent interest payment applicable to the valuation date and previously unpaid contingent interest payments. When added to the contingent interest payment of $21.25 received in respect of prior review dates, UBS will have paid you a total of $1,085.00 per Note for an 8.500% total return on the Notes.

Example 4 — Notes are NOT Called and the Final Price of the Underlying Asset is below the Trigger Level

Date	Settlement Price	Payment (per Note)
First Review Date	$88.50 (at or above Interest Barrier; below Initial Price)	$21.25 (Contingent Interest Payment)
Second Review Date	$89.00 (at or above Interest Barrier; below Initial Price)	$21.25 (Contingent Interest Payment)
Third Review Date	$92.50 (at or above Interest Barrier; below Initial Price)	$21.25 (Contingent Interest Payment)
Valuation Date	$46.35 (below Trigger Level and Interest Barrier)	$1,000.00 + [$1,000.00 × Underlying Return] = $1,000.00 + [$1,000.00 × -60%] = $1,000.00 - $600.00 = $400.00 (Payment at Maturity)
	Total Payment	$463.75 (-53.625% return)

Since the Notes are not called and the final price of the underlying asset is below the trigger level, at maturity UBS will pay you $400.00 per Note. When added to the contingent interest payment payments of $63.75 received in respect of prior review dates, UBS will have paid you $463.75 per Note for a loss on the Notes of -53.625%.

The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Notes are not called on any review date, you may lose some or all of your initial investment. Specifically, if the Notes are not called and the final price is less than the trigger level, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return is less than zero.

Any payment on the Notes, including payments in respect of an automatic call, contingent interest payment or any repayment of principal provided at maturity, is dependent on the ability of UBS to satisfy its obligations when they come due. If UBS is unable to meet its obligations, you may not receive any amounts due to you under the Notes.

Key Risks

An investment in any offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the underlying asset. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦

Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not called, UBS will repay you the principal amount of your Notes in cash only if the final price of the underlying asset is greater than or equal to the trigger level and will only make such payment at maturity. If the Notes are not called and the final price is less than the trigger level, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying asset.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying asset is above the trigger level.

♦

You may not receive any contingent interest payments — UBS will not necessarily make periodic interest payments on the Notes. If the settlement price of the underlying asset is less than the interest barrier on each of the review dates, UBS will not pay you any contingent interest payments during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the contingent interest payments coincides with a period of greater risk of principal loss on your Notes.

♦

Your potential return on the Notes is limited and you will not participate in any appreciation of the underlying asset — The return potential of the Notes is limited to the pre-specified contingent interest rate, regardless of the appreciation of the underlying asset. In addition, the total return on the Notes will vary based on whether the requirements of the contingent interest payments are met prior to maturity or an automatic call. Further, if the Notes are called due to the automatic call feature, you will not receive any contingent interest payments or any other payment in respect of any review dates after the applicable call settlement date. Since the Notes could be called as early as the first review date, the total return on the Notes could be minimal. If the Notes are not called, you will not participate in any appreciation in the price of the underlying asset even though you will be subject to the underlying asset’s risk of decline. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the underlying asset.

♦

Higher contingent interest rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying asset reflects a higher expectation as of the trade date that the price of such underlying asset could close below its trigger level on the valuation date of the Notes. This greater expected risk will generally be reflected in a higher contingent interest rate for that Note. However, while the contingent interest rate is set on the trade date, an underlying asset’s volatility can change significantly over the term of the Notes. The price of the underlying asset for your Notes could fall sharply, which could result in a significant loss of principal.

♦

Reinvestment risk — The Notes will be called automatically if the settlement price of the underlying asset is equal to or greater than the initial price on any review date. In the event that the Notes are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.

♦

Credit risk of UBS — The Notes are unsubordinated unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including payments in respect of an automatic call, contingent interest payment or any contingent repayment of principal provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire initial investment.

♦

Market risk — The settlement price for the underlying asset is the result of the supply of, and the demand for, the underlying asset. Changes in the settlement price result over time from the interaction of many factors directly or indirectly affecting economic and political conditions. You, as an investor in the Notes, should make your own investigation into the respective underlying asset and the merits of an investment linked to it.

♦

The Notes are not regulated by the Commodity Futures Trading Commission — An investment in the Notes does not constitute either an investment in futures contracts, options on futures contracts, or commodity options and therefore you will not benefit from the regulatory protections attendant to CFTC regulated products. This means that the Notes are not traded on a regulated exchange and issued by a clearinghouse. See “There may be little or no secondary market for the Notes” below. In addition, the proceeds to be received by UBS from the sale of the Notes will not be used to purchase or sell any commodity futures contracts, options on futures contracts or options on commodities for your benefit. Therefore an investment in the Notes thus does not constitute a collective investment vehicle that trades in these instruments. An investment in a collective investment vehicle that invests in these instruments often is subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator.

♦

The market value of the Notes may be influenced by unpredictable factors — The market value of your Notes may fluctuate between the date you purchase them and the valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the underlying asset settlement price on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

♦	the expected volatility of the price of Brent Crude Oil, and of the prices of exchange-traded futures contracts for the purchase or

♦	delivery of Brent Crude Oil;

♦	the time to maturity of the Notes;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	global supply and demand for Brent Crude Oil, and supply and demand for exchange-traded futures contracts for the purchase or

♦	delivery of Brent Crude Oil;

♦	supply and demand for the Notes; and

♦	the creditworthiness of UBS.

♦

The historical performance of the settlement price of the underlying asset should not be taken as an indication of the future performance of the settlement price of the underlying asset during the term of the Notes — It is impossible to predict whether the settlement price of the underlying asset will rise or fall. The settlement price of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors.

♦

Legal and regulatory risks — Legal and regulatory changes could adversely affect the settlement price of the underlying asset. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to the settlement price of the underlying asset, but any such action could cause unexpected volatility and instability in precious metals markets with a substantial and adverse effect on the performance of the underlying asset and, consequently, on the value of the Notes.

♦

Changes in law or regulation relating to commodity futures contracts may adversely affect the market value of the Notes and the amounts payable on your Notes — Commodity futures contracts such as the underlying asset are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress has enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires the CFTC to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also authorizes the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also requires the CFTC to apply its position limits on physical commodities across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “economically equivalent” to the specified exchange-traded futures that are subject to the position limits. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which have been adopted but have not yet become effective, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts, including the underlying asset, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices.

♦

The calculation agent can postpone the determination of the settlement price or the final price and an interest payment date or the maturity date, if a market disruption event occurs on a review date or the valuation date — If the calculation agent determines that a market disruption event has occurred or is continuing on a review date or the valuation date, such review date or the valuation date will be postponed until the first business day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will instead use the relevant settlement price of the underlying asset on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will a review date or the valuation date for the Notes be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed.

If a review date or the valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the review date or the valuation date. If the settlement price of the underlying asset is not available on the last possible day that qualifies as the review date or valuation date, either because of a market disruption event or for any other reason, the calculation agent will make an estimate of the settlement price of the underlying asset that would have prevailed in the absence of the market disruption event or such other reason. See “Market Disruption Event” on page 16 of this pricing supplement.

♦

Owning the Notes is not the same as owning the underlying asset — Owning the Notes is not the same as owning the underlying asset. The return on your Notes may not reflect the return you would realize if you actually purchase an exchange contract on the underlying asset.

♦

No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the settlement price of the underlying asset will rise or fall. The settlement price of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying asset. You should be willing to accept the downside risks of owing commodities in general and the underlying asset in particular, and the risk of losing some or all of your initial investment.

♦

The Notes offer exposure to futures contracts and not direct exposure to physical commodities — The Notes will reflect a return based on the performance of the relevant nearby ICE-traded Brent Crude Oil futures contract and do not provide exposure to Brent Crude Oil spot prices. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Notes may underperform a similar investment that reflects the return on the physical commodity.

♦

Prices of commodities and commodity futures contracts are highly volatile and may change unpredictably — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the underlying asset and, as a result, the market value of the Notes, and any payments you may receive in respect of the Notes.

Moreover, the prices of many commodities, particularly energy and agricultural commodities reached historically high levels in 2009. Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some case, and prices have experienced unprecedented volatility since that time. In the case of many commodities, recent prices have also risen substantially, although they have not reached their historically high levels. There is no assurance that prices will again reach their historically high levels or that volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the performance of underlying asset and, as a result, the market value of the Notes.

♦

Changes in supply and demand in the market for Brent Crude Oil futures contracts may adversely affect the value of the Notes — The Notes are linked to the performance of futures contracts on the underlying physical commodity Brent Crude Oil. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the settlement price of the underlying asset will be determined by reference to the futures contract in respect of the first nearby month, the value of the Notes may be less than would otherwise be the case if the settlement price of the underlying asset had been determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

♦

Suspension or disruptions of market trading in commodities and related futures may adversely affect the value of the Notes — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the price of the underlying asset, and therefore, the value of the Notes.

♦

The Notes may be subject to certain risks specific to Brent Crude Oil as a commodity — Brent Crude Oil is an energy-related commodity. Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, the Notes may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include, among others:

♦	changes in the level of industrial and commercial activity with high levels of energy demand;

♦	disruptions in the supply chain or in the production or supply of other energy sources;

♦	price changes in alternative sources of energy;

♦	adjustments to inventory;

♦	variations in production and shipping costs;

♦	costs associated with regulatory compliance, including environmental regulations; and

♦	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the price of the underlying asset, and the market value of the Notes linked to the underlying asset, may offset or enhance the effect of another factor.

♦

Futures contracts on Brent Crude Oil are the benchmark crude oil contracts in European markets — Because futures contracts on Brent Crude Oil are the benchmark crude oil contracts in European markets, the underlying asset will be affected by global economic conditions. A decline in economic activity in Europe, or globally, could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of the underlying asset and, therefore, the Notes.

♦	The Notes are considered “hold to maturity” products. Generally, there is no liquid market for the Notes.

♦

There may be little or no secondary market — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS may make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss.

♦

Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the settlement price of the underlying asset and the expected settlement price volatility of the underlying asset; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; and the creditworthiness of UBS.

♦

Impact of fees on secondary market prices — Generally, the price of the Notes in the secondary market is likely to be lower than the issue price to public since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.

♦

Potential conflict of interest — Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will determine whether the contingent interest payment is payable to you on any interest payment date or whether the Notes are subject to an automatic call, or the amount you receive at maturity of the Notes. The calculation agent may postpone any review date (including the valuation date) if a market disruption event occurs and is continuing on such date.

♦

The business activities of UBS or its affiliates may create conflicts of interest — UBS and its affiliates may engage in business related to the underlying asset that are not for the account of holders of the Notes or on their behalf. These trading activities might present a conflict between the holders’ interest in the Notes and the interest of UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions for their customers and in accounts under their management.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying asset to which the Notes are linked.

♦

You must rely on your own evaluation of the merits of an investment linked to the underlying asset — In the ordinary course of business, UBS or one or more of its affiliates from time to time expresses views on expected movements in the underlying asset. These views are sometimes communicated to clients who participate in precious metals markets. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in precious metals market may at any time have significantly different views from views of UBS or those of its affiliates. For reasons such as these, UBS believes that most investors in precious metals markets derive information concerning those markets from multiple sources. In connection with your purchase of the Notes, you should investigate the precious metals markets and not rely on views which may be expressed by UBS or its affiliates in the ordinary course of business with respect to future settlement prices of the underlying asset.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your tax situation.

Description of the Underlying Asset

In this pricing supplement, when we refer to the settlement price of the underlying asset, we mean the official U.S. dollar settlement price of Brent Crude Oil (expressed in dollars per barrel) for the relevant first nearby ICE Brent Crude Futures Contract, quoted by ICE Futures Europe and displayed on Bloomberg under the symbol “CO1” <Cmdty>.

Brent Crude is the biggest of the many major classifications of crude oil consisting of Brent Crude, Brent Sweet Light Crude, Oseberg, Ekofisk, and Forties. Sourced in the North Sea and typically refined in Northwest Europe, Brent Crude Oil has served as a global benchmark for Atlantic Basin crude oils in general, and low-sulfur (“sweet”) crude oils in particular, since the 1970’s. Oil production from Europe, Africa and the Middle East flowing West tends to be priced relative to Brent Crude. A maximum of 72 consecutive contract months will be listed at any one time. The futures contracts are a dollar denominated, deliverable contract of 1,000 barrels, which is equal to 42,000 U.S. gallons, based on EFP delivery with an option to cash settle.

The ICE Brent Crude Futures Contract are listed on ICE Futures Europe. Additional information about the ICE Brent Crude Futures Contract is available at the following website: https://www.theice.com/productguide/ProductDetails.shtml?specId=219.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying asset. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The following graph shows the performance of the underlying asset based on the daily settlement prices from September 13, 2002 through September 13, 2012. As of September 13, 2012, at approximately 5:00 p.m., New York City time, the underlying asset settlement price was obtained as described in “Initial Price” on page 4: the settlement price of the underlying asset was $115.88/per barrel. The dotted line represents a hypothetical trigger level and interest barrier of $75.32, which is equal to 65% of the settlement price on September 13, 2012. The historical performance of the underlying asset should not be taken as an indication of future performance, and no assurance can be given as to the settlement price of the underlying asset on any given day.

What Are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations – Non-Currency Linked Notes that it Would be Reasonable to treat as Derivative contracts” beginning on page PS-49 of the product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Notes as a pre-paid derivative contract with respect to the underlying asset. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, automatic call, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time (other than with respect to a contingent interest payment) and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year. In addition, any contingent interest payment that is paid by UBS including on the maturity date or upon automatic call should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

Unless otherwise specified in this pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-50 of the product supplement. The risk that the Notes may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other non-principal protected asset-linked securities. In addition, while we do not intend to withhold on any contingent interest payments made to you if you provide us with a fully completed and validly executed IRS Form W-8, it is possible that we (or another withholding agent) may withhold on such payment (generally at a 30% rate, subject to reduction under an applicable income tax treaty) in which case we would not be obligated to pay additional amounts.

For example, it is possible that the Internal Revenue Service could assert that you should be treated as if you owned the underlying asset. Under such characterization, or otherwise, it is possible that the Internal Revenue Service would assert that Section 1256 of the Internal Revenue Code should apply to your Notes, in which case, gain or loss recognized with respect to your Notes would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes and you would be required to mark your Notes to market at the end of each taxable year (i.e., recognize gain or loss as if the Notes or the relevant portion of the Notes had been sold for fair market value). It is also possible that the IRS might characterize the Notes as giving rise to current ordinary income (even before receipt of cash) and short-term capital gain or loss (even if you hold the Notes for more than one year).

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis in excess of the receipt of any contingent interest payments. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently in excess of any receipt of contingent interest payments and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations- Non-Currency Linked Notes that it Would be Reasonable to treat as Derivative contracts” beginning on page PS-49 of the product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Recent Legislation

Medicare Tax on Net Investment Income. Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, U.S. individuals that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders

The following discussion supplements and supersedes (to the extent inconsistent with) the discussion under the heading “Supplemental U.S. Tax Considerations – Disclosure Applicable to all Notes – Non–United States Holders” in the product supplement summarizing certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes to Non-U.S. Holders (as defined in the product supplement).

The following summary was not intended or written to be used, and cannot be used, for the purpose of avoiding U.S. federal, state, or local tax penalties. The following summary was written in connection with the promotion or marketing by the Issuer of and/or the underwriter of the Notes.

The U.S. federal income tax treatment of the contingent coupon payments is unclear. We currently do not intend to withhold any tax on any contingent coupon payments made to a non-U.S. Holder that provides us with a fully completed and validly executed applicable Internal Revenue Service (“IRS”) Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we (or the other withholding agent) may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). In that case, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

In general, gain realized on the sale, exchange, or other taxable disposition of the Notes by a non-U.S. Holder will not be subject to U.S. federal income tax, unless:

•	the gain with respect to the Notes is effectively connected with a trade or business conducted by the non-U.S. Holder in the United States, or

•

the non-U.S. Holder is a nonresident alien individual who holds the Notes as a capital asset and is present in the United States for more than 182 days in the taxable year of the sale and certain other conditions are satisfied.

If any gain realized on the sale, exchange, or other taxable disposition of the Notes by the non-U.S. Holder is described in either of the two preceding bullet points, a non-U.S. Holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

If you are a non-U.S. Holder, you should consult your own tax advisors concerning the application of U.S. federal income tax laws to your particular situation, as well as any consequences of the purchase, beneficial ownership and disposition of Notes arising under the laws of any other taxing jurisdiction.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

Market Disruption Events

With respect to the underlying asset, the calculation agent will determine the initial price on the trade date, the settlement price on each review date and the final price on the valuation date. The date of determination of the initial price, the settlement price on each review date or final price (in each case, the “determination date”) may be postponed for the underlying asset, if the calculation agent determines that the originally scheduled determination date is not a trading day or a market disruption event has occurred or is continuing on such day with respect to the underlying asset. If such postponement occurs, the initial price, settlement price or final price for the underlying asset may be determined by the calculation agent by reference to the settlement price of the underlying asset on the first business day on which no market disruption event has occurred or is continuing, as determined by the calculation agent. In no event, however, will a determination date be postponed by more than ten business days.

If a determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that last day will nevertheless be the determination date. In such event, the calculation agent will make an estimate of the settlement price that would have prevailed in the absence of the market disruption event, and such estimate shall constitute the initial price, settlement price on the review date or the final price, as applicable.

Upon the delay of a determination date as set forth above, the calculation agent may delay any of the trade date, the settlement date, any review date, the valuation date and the maturity date as it deems appropriate.

Notwithstanding the occurrence of one or more market disruption events with respect to the underlying asset, the calculation agent may waive its right to postpone the determination date if it determines that the applicable market disruption event has not or is not likely to materially impair its ability to determine the settlement price of the underlying asset.

Any of the following will be a market disruption event, as determined by the calculation agent:

♦

the failure of Bloomberg to announce or publish the settlement price for the underlying asset, or the temporary or permanent discontinuance or unavailability of Bloomberg as a price source for such purpose;

♦	the official settlement price is not published for the underlying asset;

♦

a material suspension, absence or limitation of trading in the underlying asset on its relevant exchange, or in option contracts relating to the underlying asset in the primary market for those contracts (as determined by the calculation agent, the “related exchange”);

♦

such underlying asset or option contracts relating to the underlying asset do not trade on what was, on the trade date, the relevant exchange for the underlying asset or the related exchange for those options;

♦

the relevant exchange for the underlying asset or the related exchange or quotation system, if any, for option contracts relating to the underlying asset fails to open for trading during its regular trading session;

♦

the permanent discontinuation or disappearance of trading in the underlying asset or option contracts relating to the underlying asset or the disappearance or permanent discontinuance or unavailability of the official settlement price, notwithstanding the availability of Bloomberg or the status of trading in the underlying asset or the option contracts relating to the underlying asset;

♦	the occurrence since the trade date of a material change in the formula for or the method of calculating the relevant settlement official price of the underlying asset;

♦	the occurrence since the trade date of a material change in the content, composition or constitution of the underlying asset; or

♦

any event that materially disrupts or impairs, as determined by the calculation agent, the ability of market participants to effect transactions in, or obtain market values for the underlying asset on its relevant exchange or effect transactions in, or obtain market values for option contracts related to the underlying asset on its related exchange (including, but not limited to, limitations, suspensions or disruptions of trading of one or more futures contracts on the underlying asset by reason of movements exceeding “limit up” or “limit down” levels permitted by the relevant exchange); or

♦

any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to establish, maintain or unwind all or a material portion of a hedge with respect to that offering of the Notes.

The following events will not be market disruption events:

♦

a limitation on the hours or numbers of days of trading in a commodity in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

♦	a decision to permanently discontinue trading in the option contracts relating to the underlying asset.

For this purpose, an “absence of trading” in the related exchange for option contracts related to the underlying asset, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in the underlying asset or option contracts related to the underlying assket, if available, by reason of any of:

♦	a price change exceeding limits set by the relevant exchange or related exchange, as applicable,

♦	an imbalance of orders, or

♦	a disparity in bid and ask quotes,

will constitute a suspension or material limitation of trading.

“Relevant exchange” means, with respect to the underlying asset, the ICE or any successor thereto, with respect to any successor commodity (as defined under “Discontinuation of Trading of the Underlying Asset on Its Relevant Exchange; Alternative Method of Calculation” on page 18 of this pricing supplement), the primary exchange or market of trading related to such successor commodity, as determined by the calculation agent.

For the purposes of this offering, the trade date, and therefore the determination of the initial price, has not been postponed. The initial price is specified under “Final Terms” on page 4 of this pricing supplement.

Discontinuation of Trading of the Underlying Asset on Its Relevant Exchange; Alternative Method of Calculation

If the relevant exchange of the underlying asset discontinues trading in such underlying asset, the calculation agent may replace the underlying asset with another commodity futures contract, the price of which is quoted on such relevant exchange or any other exchange, that the calculation agent determines to be comparable to the discontinued underlying asset (such replacement commodity futures contract will be referred to herein as a “successor commodity”), then the settlement price on each review date and the final price will be determined by reference to the official settlement price of such successor commodity at the close of trading on such relevant exchange for such successor commodity on the valuation date as determined by the calculation agent.

Upon any selection by the calculation agent of a successor commodity, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to UBS and to the holders of the Notes.

If the relevant exchange discontinues trading in the underlying asset or the physical delivery of the physical commodity underlying the underlying asset (an “underlying commodity”) prior to, and such discontinuation is continuing on, the valuation date and the calculation agent determines that no successor commodity is available at such time, or the calculation agent has previously selected a successor commodity and trading in such successor commodity or the physical delivery of the underlying commodity for such successor commodity is discontinued prior to, and such discontinuation is continuing on, the valuation date, then the calculation agent will determine the settlement price on each review date and the final price for the underlying asset or successor commodity, as applicable; provided that, if the calculation agent determines that no successor commodity exists for the discontinued underlying asset, the settlement price on each review date or the final price, as applicable, for the underlying asset will be the settlement price that the calculation agent determines to be fair and commercially reasonable under the circumstances on the date following the valuation date.

Notwithstanding these alternative arrangements, discontinuation of trading on the relevant exchange in the underlying asset may adversely affect the value of the Notes.

If at any time the method of calculating the settlement price of the underlying asset or successor commodity, as applicable, is changed in a material respect by the relevant exchange, or if the reporting thereof is in any other way modified so that such settlement price does not, in the opinion of the calculation agent, fairly represent the value of the underlying asset or successor commodity, as applicable, the calculation agent will, at the close of business in New York City on the valuation date for the underlying asset or successor commodity, as applicable, make such calculations and adjustments as may be necessary in order to arrive at a value for the underlying asset or successor commodity, as applicable. The calculation agent shall cause written notice of such calculations and adjustments to be furnished to the holders of the Notes.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to JP Morgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates (the “Agents”) and the Agents have agreed to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agents intend to resell the Notes to securities dealers at a discount from the price to public up to the underwriting discount set forth on the cover of this pricing supplement.

Each Agent may be deemed to be an “underwriter” within the Securities Act of 1933 (the “Securities Act”). We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.